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As filed with the Securities and Exchange Commission on September 14, 2005

Registration No. 333-124518

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

@ROAD, INC.
(Exact Name of Registrant as specified in its charter)

Delaware (State of incorporation) or other jurisdiction of incorporation or organization	94-3209170 (I.R.S. Employer Identification No.)

47071 Bayside Parkway
Fremont, California 94538
(510) 668-1638
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Krish Panu
Chief Executive Officer
47071 Bayside Parkway
Fremont, California 94538
(510) 668-1638
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James D. Fay General Counsel @Road, Inc. 47071 Bayside Parkway Fremont, California 94538 (510) 668-1638	Mark B. Weeks Heller Ehrman LLP 275 Middlefield Road Menlo Park, California 94025 (650) 324-7000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement until February 18, 2006.

        If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the order or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 14, 2005

PROSPECTUS

5,453,848 Shares

Common Stock

        This prospectus relates to 5,453,848 shares of our common stock that were originally issued by us in connection with our acquisition of Vidus Limited. These shares may be offered and sold from time to time by our stockholders identified on page    of this prospectus (the "selling stockholders"). The shares were originally issued in a private offering made in reliance upon Regulation D and/or Regulation S of the Securities Act of 1933.

        Investing in our common stock involves risk. See "Risk Factors" beginning on page 1.

        Our common stock is traded on the Nasdaq National Market under the symbol "ARDI." On September 12, 2005, the last reported sale price of our common stock on the Nasdaq National Market was $4.85 per share.

        Our principal executive offices are located at 47071 Bayside Parkway, Fremont, California 94538. Our telephone number there is (510) 668-1638.

        The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any portion of the proceeds from the sale of these shares.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2005

i

RISK FACTORS

        In addition to the other information contained in this prospectus, the following factors should be carefully considered in evaluating our business and prospects. The risks and uncertainties described below are intended to be ones that are specific to us or our industry and that we deem material, but they are not the only ones that we face.

On February 18, 2005, we acquired Vidus Limited ("Vidus"). The combined company may not realize expected benefits because of integration and other challenges.

        If the combined company fails to meet the challenges involved in integrating its operations and products successfully or otherwise fails to realize any of the anticipated benefits of the acquisition, then the results of operations of the combined company could be seriously harmed. Realizing the benefits of the acquisition, if any, will depend in part on the successful integration of technology, operations and personnel. The integration of the companies is a complex, time-consuming and expensive process that could significantly disrupt the business of the combined company, and planning and predicting future growth rates, if any, and operating results will be more difficult for the combined company.

        The combined company may not successfully integrate the operations of @Road and Vidus in a timely manner, or at all, and the combined company may not realize the anticipated benefits of the acquisition to the extent, or in the timeframe, anticipated. The anticipated benefits of the acquisition are based on projections and assumptions, including successful integration, not actual experience. In addition to the integration risks discussed above, the combined company's ability to realize those benefits could be adversely effected by practical, legal or accounting constraints.

We have incurred or expect to incur significant costs associated with the acquisition of Vidus.

        In connection with the acquisition of Vidus, we have incurred estimated acquisition related costs of $2.6 million. There can be no assurance that the combined company will not incur additional material charges in subsequent quarters to reflect additional costs associated with the acquisition and the integration of the two companies.

        Under the purchase method of accounting, we allocated the total estimated purchase price of $54.6 million to Vidus' tangible assets, purchased technology and other intangible assets and liabilities assumed of Vidus based on their fair values as of the date of completion of the acquisition, and recorded the excess of the purchase price over those fair values as goodwill. We will incur amortization expense over the useful lives of amortizable intangible assets acquired in connection with the acquisition. In addition, to the extent the value of goodwill becomes impaired; we may be required to incur material charges relating to the impairment of that asset. Any potential impairment charge could have a material impact on our results of operations and could have a material adverse effect on the market value of our common stock.

We have a history of losses, were recently profitable and may not regain or sustain profitability in the future.

        We incurred a loss for the three months ended June 30, 2005. Although we were profitable for each of the three month periods ending September 30, 2003 through December 31, 2004, we have a history of losses since inception through the three month period ending June 30, 2003 and for the three month periods ending March 31, 2005 and June 30, 2005. As of June 30, 2005, we had an accumulated deficit of approximately $115.3 million. To regain profitability we will need to generate significant revenues to offset our cost of revenues and our sales and marketing, research and development and general and administrative expenses. We may not achieve or sustain our revenue or profit goals and may continue to incur losses in the future. To facilitate the sale of our MRM solutions, the fees for our proprietary hardware devices have often been at or below our costs. Changes such as increases in our pricing for solutions or the pricing of competing solutions may harm our ability to increase sales of our solutions to new and existing customers. If we are not able to expand our customer base and increase our revenue from new and existing customers, we may remain unprofitable.

We face competition from internal development teams of potential customers and from existing and potential competitors, and if we fail to compete effectively, our ability to acquire new customers could decrease, our revenues would decline and our business would suffer.

        The markets for mobile resource management solutions and field service automation software are competitive and are expected to become even more competitive in the future. If we do not compete effectively, competition could harm our business and limit our ability to acquire new customers and grow revenues, which in turn could result in a loss of our market share and decline in revenues. We believe that our solutions face competition from a number of business productivity solutions, including:

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  solutions developed internally by information technology staff, particularly by large customers or prospects;

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  discrete means of communication with mobile workers, such as pagers, two-way radios, handheld devices and cellular telephones;

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  solutions targeted at specific vertical markets, such as a service offered by Qualcomm that monitors assets in the long-haul transportation sector; and

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  solutions offered by smaller market entrants, many of which are privately held and operate on a regional basis.

        In addition, we believe that our solutions face competition from manufacturing companies that seek to enter the mobile resource management market, such as Trimble Navigation.

        We also face competition from our current and potential alliances, such as wireless carriers, that have developed or may develop their own solutions, solutions with captive and other suppliers or that support the marketing of solutions of other competitors.

        We also face numerous challenges associated with overcoming the following competitive factors:

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  Size and resources.    Many of our current and potential competitors have access to substantially greater financial, marketing, distribution, engineering and manufacturing resources than we do, which may enable them to react more effectively to new market opportunities and customer requirements. Furthermore, these competitors may be able to adopt more aggressive pricing policies and offer more attractive terms than we can.

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  Name recognition.    Many of our current and potential competitors have greater name recognition and market presence than we do, which may allow them to more effectively market and sell solutions to our current and potential customers.

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  Limits of product and service offerings.    Although we offer a broad range of mobile resource management solutions, a customer prospect may require functionality that we do not offer, which may enable current and potential competitors to exploit the areas in which we do not develop solutions.

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  Customer relationships.    Many of our current and potential competitors have pre-existing relationships with our large customer prospects, which may allow them to more effectively market and sell competitive mobile resource management solutions.

If AT&T Wireless ceases to operate its Cellular Digital Packet Data network by September 30, 2005 and we are unable to migrate our customers to an alternate wireless network, our financial results could be adversely affected.

        Beginning March 31, 2003, AT&T Wireless discontinued new sales of its CDPD service. In October 2004, AT&T Wireless was acquired by Cingular Wireless and is now a direct wholly owned subsidiary of Cingular Wireless. AT&T Wireless has also indicated that it expected to cease operating its CDPD network by June 30, 2005. We believe that AT&T Wireless has begun to terminate the CDPD network. We believe this will be done in several stages and will be completed by September 30, 2005. As of June 30, 2005 approximately 8,000 of our core subscribers have yet to complete negotiations with us for their migration plans from the AT&T Wireless CDPD network ("AT&T Subscribers"). We are working with the AT&T Subscribers to migrate them to an alternate wireless protocol. If the AT&T Wireless CDPD network is terminated, then the AT&T Subscribers who have not switched to an alternate wireless protocol would have to use another CDPD network, if available, or, if no other CDPD network is available, the AT&T Subscribers would be unable to utilize our services. While we believe that we have the capability to transition all of the AT&T Subscribers to another protocol if all of the AT&T Subscribers choose to transition to another protocol, there can be no assurance that we will be able to migrate all such subscribers if they chose to transition at the same time. Any resulting decrease in the total number of subscribers of our services, even if for only a brief period, could have a material adverse effect on our financial results.

If, pursuant to its announcement, Verizon Wireless ceases to operate its Cellular Digital Packet Data network by the end of 2005 and we are unable to migrate our customers to an alternate wireless network, our financial results could be adversely affected.

        Verizon Wireless has indicated that it expects to cease operating its CDPD network by the end of 2005. As of June 30, 2005, approximately 7,000 of our core subscribers have yet to complete negotiations with us for their migration plans from the Verizon Wireless CDPD network. Additionally, at June 30, 2005, Verizon Communications had approximately 16,000 subscribers to our services that were using the Verizon Wireless CDPD network (collectively with the 7,000 core subscribers, the "Verizon Subscribers"). At June 30, 2005, Verizon Communications had yet to determine its migration plans from the CDPD networks. We are working with the Verizon Subscribers to migrate them to an alternate wireless protocol. If the Verizon Wireless CDPD network is terminated, the Verizon Subscribers who have not switched to an alternate wireless protocol would have to use another CDPD network, if available, or, if no other CDPD network is available, Verizon Subscribers would be unable to utilize our services. While we believe that we have the capability to transition all of the Verizon Subscribers to another protocol if all of the Verizon Subscribers choose to transition to another protocol, there can be no assurance that we will be able to migrate all such subscribers by December 31, 2005. Any resulting decrease in the total number of subscribers of our services, even if for only a brief period, could have a material adverse effect on our financial results.

Any material weakness or significant deficiency identified in our internal controls could have an adverse effect on our business.

        Section 404 of the Sarbanes-Oxley Act of 2002 requires that companies evaluate and report on their internal control structure and procedures over financial reporting. In addition, our independent registered public accounting firm must report on management's evaluation as well as evaluate our internal control structure and procedures. Other than those disclosed in Part I, Item 4 of our Form 10-Q for the period ended June 30, 2005, our there can be no assurance that there may not be additional significant deficiencies or material weaknesses that we would be required to report in the future. In addition, we expect any required remediation, if applicable, to increase our accounting, legal and other costs, and may divert management resources from other business objectives and concerns.

Our stock price is volatile, which may cause you to lose money and could lead to costly litigation against us that could divert our resources.

        From time to time, stock markets experience dramatic price and volume fluctuations, particularly for shares of technology companies. These fluctuations can be unrelated to the operating performance of these companies. Broad market fluctuations may reduce the market price of our common stock and cause you to lose some or all of your investment. These fluctuations may be exaggerated if the trading volume of our common stock is low. In addition, due to the technology-intensive nature and growth rate of our business and the mobile resource management market, the market price of our common stock may rise and fall in response to:

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  quarterly variations in operating results;

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  failure to achieve operating results anticipated by securities analysts and investors;

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  changes in estimates of our financial performance or changes in recommendations by securities analysts;

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  announcements of technological or competitive developments;

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  the gain or loss of a significant customer or order;

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  disposition of shares of our common stock held by large investors; and

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  acquisitions or strategic alliances by us or our competitors.

        When the market price of a company's stock drops significantly, stockholders often institute securities class action lawsuits against that company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources from our business.

As we seek to serve larger customers, we face competition from businesses with greater financial resources, and we may be unable to compete effectively with these businesses.

        The existing market is competitive. Competition is particularly vigorous for larger customers, which is a customer segment we have worked to serve. We expect competition to increase further as companies develop new products and/or modify their existing products to compete directly with ours. In addition, competitors may reduce prices to customers and seek to obtain our customers through cost-cutting and other measures. To the extent these companies compete effectively with us, our business could be adversely affected by extended sales cycles, fewer sales, and lower prices, revenue and margins.

The sales cycle for our products and solutions is long, which may affect our operating results.

        Sales of our products and solutions can be significant decisions for prospective customers, and the Company devotes considerable time and resources to sign such customers. In addition, the Company's software products often require significant customization for each customer. The Company may not recognize revenue related to such software until such customization is completed and customer acceptance of the software is obtained. As a result, the Company's operating results on a quarter-to-quarter basis may fluctuate. Unexpected difficulties in the customization process or the delay of customer acceptance for a large contract could have a material adverse effect on the Company's quarterly financial and operating results.

Vidus relies on a small number of customers for its revenue.

        Vidus has only a limited operating history, and historically has been dependent upon a small number of customers for its revenue. If we are unable to develop additional customers or fail to maintain existing customers, our business and operating results will be adversely affected.

If wireless communications providers on which we depend for services decide to abandon or do not continue to expand their wireless networks, we may lose customers and our revenues could decrease.

        Currently, our MRM solutions function on the following networks: General Packet Radio Services ("GPRS"), Code Division Multiple Access 1xRTT ("CDMA 1xRTT"), Integrated Digital Enhanced Networks ("IDEN"), Cellular Digital Packet Data ("CDPD") and Enhanced Data Rates For Global Evolution ("EDGE"). These protocols cover only portions of the United States and Canada. If wireless communications providers abandon these protocols, such as the anticipated termination of CDPD networks, in favor of other types of wireless technology, we may not be able to provide services to our MRM customers. In addition, if cellular carriers do not expand their coverage areas, we will be unable to meet the needs of MRM customers who may wish to use our services outside the current cellular coverage area.

Our quarterly operating results are subject to fluctuations, and our stock price may decline if we do not meet the expectations of investors and analysts.

        Our quarterly revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter due to a number of factors, many of which are outside our control. These factors include, but are not limited to:

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  changes in the market for mobile resource management solutions;

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  delays in market acceptance or implementation by customers of our solutions;

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  delays of customer acceptance of our solutions;

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  changes in length of sales cycles of or demand by our customers for existing and additional solutions;

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  changes in the productivity of our distribution channels;

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  introduction of new solutions by us or our competitors;

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  changes in our pricing policies or those of our competitors or suppliers;

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  changes in our mix of sources of revenues;

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  general economic and political conditions;

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  wireless networks, positioning systems and Internet infrastructure owned and controlled by others; and

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  any need to migrate to new wireless networks, which could cause our solutions to be incompatible with new wireless networks or become out of date.

        Our expense levels are based, in part, on our expectation of future revenues. Additionally, a substantial portion of our expenses is relatively fixed. As a result, any shortfall in revenues relative to our expectations could cause significant changes in our operating results from quarter to quarter. We believe period-to-period comparisons of our revenue levels and operating results are not meaningful. You should not rely on our quarterly revenues and operating results to predict our future performance. Our operating results have been, and in some future quarter our operating results may be, below the expectations of public market analysts and investors and, as a result, the price of our common stock may fall.

Our success depends upon our ability to develop new solutions and enhance our existing solutions. If we cannot deliver the features and functionality our customers demand, we will be unable to retain or attract new customers.

        If we are unable to develop new solutions, are unable to enhance and improve our solutions successfully in a timely manner, or fail to position and/or price our solutions to meet market demand, we may not attract new customers and existing customers may not expand their use of our solutions, and our business and operating results will be adversely affected. If our enhancements to existing solutions do not deliver the functionality that our customer base demands, our customers may choose not to renew their agreements with us when they reach the end of their initial contract periods, and our business and operating results will be adversely affected. If we cannot effectively deploy, maintain and enhance our solutions, our revenues may decrease, we may not be able to recover our costs and our competitive position may be harmed.

If one or more of the agreements we have with wireless communications providers is terminated and as a result we are unable to offer our solutions to customers within a wireless communications provider's coverage area, we may be unable to deliver our solutions, we may lose customers, and our revenues could decrease.

        Our existing agreements with wireless communications providers may in some cases be terminated immediately upon the occurrence of certain conditions or with prior written notice. In connection with ceasing operation of their CDPD networks, AT&T Wireless (which is now a direct wholly owned subsidiary of Cingular Wireless) and Verizon Wireless may seek to terminate or not to renew their contracts for CDPD service with us. If one or more of our wireless communications providers decides to terminate or not to renew its contract with us, we may incur additional costs relating to obtaining alternate coverage from another wireless communications provider outside of its primary coverage area, or we may be unable to replace the coverage at all, causing a complete loss of services to our customers on that network in that coverage area.

We depend on a limited number of third parties to manufacture and supply certain components of our solutions.

        We rely on a limited number of sole suppliers for certain components of our solutions. We do not have long-term agreements with these suppliers. If these parties do not perform their obligations, or if they cease to supply the components needed for our solutions, we may be unable to find other suppliers and our business would be seriously harmed. We cannot be sure that alternative sources for these components will be available when needed, or if available, that these components will be available on commercially reasonable terms. These sole suppliers are Motorola, which supplies microcontrollers for use in our Internet Location Manager, Micronet, which supplies our Internet Data Terminal, and Everex, which supplies our Internet Wireless Manager.

        Although we believe that we have sufficient quantities of microcontrollers and Internet Data Terminals to last the next twelve months, and we believe we have sufficient quantities of Internet Wireless Managers to meet our current obligations, if our agreements with these or other suppliers and manufacturers are terminated or expire, if we are unable to obtain sufficient quantities of these products or components critical for our solutions, if the quality of these products or components is inadequate, or if the terms for supply of these products or components become commercially unreasonable, our search for additional or alternate suppliers and manufacturers could result in significant delays, added expense, contract breaches and our inability to maintain or expand our customer base. Any of these events could require us to take unforeseen actions or devote additional resources to provide our products and services and could harm our ability to compete effectively.

Our success depends on our ability to maintain and expand our sales channels.

        To increase our market awareness, customer base and revenues, we need to expand our direct and indirect sales operations. There is strong competition for qualified sales personnel, and we may not be able to attract or retain sufficient new sales personnel to expand our operations. New sales personnel require training and it takes time for them to achieve full productivity, if at all. In addition, we believe that our success is dependent on the expansion of our indirect distribution channels, including our relationships with wireless carriers and independent sales agents. These sales channel alliances require training in selling our solutions and it will take time for these alliances to achieve productivity, if at all. We may not be able to establish relationships with additional distributors on a timely basis, or at all. Our independent sales agents, many of which are not engaged with us on an exclusive basis, may not devote adequate resources to promoting and selling our solutions.

We depend on recruiting and retaining qualified personnel and our inability to do so may result in a loss in sales, impair our ability to effectively manage our operations or impair our ability to develop and support our solutions.

        Because of the technical nature of our solutions and the market in which we compete, our success depends on the continued services of our current executive officers and our ability to attract and retain qualified personnel with expertise in wireless communications, Global Positioning Systems, hosted software applications, transaction processing and the Internet. Competitors and others have recruited our employees in the past and may attempt to do so in the future. In addition, new employees generally require substantial training, which requires significant resources and management attention. Even if we invest significant resources to recruit, train and retain qualified personnel, there can be no assurances that we will be successful in our efforts.

A disruption of our services due to accidental or intentional security breaches may harm our reputation, cause a loss of revenues and increase our expenses.

        Unauthorized access, computer viruses and other accidental or intentional actions could disrupt our information systems or communications networks. We expect to incur significant costs to protect against the threat of security breaches and to alleviate problems caused by any breaches. Currently, the wireless transmission of our customers' proprietary information is not protected by encryption technology. If a third party were to misappropriate our customers' proprietary information, we could be subject to claims, litigation or other potential liabilities that could seriously harm our revenues and result in the loss of customers. Additionally, our European operations are subject to statutory EU warranties which would require us to fix any errors; if so invoked, we would incur costs to fix any such errors.

System or network failures could reduce our sales, increase costs or result in liability claims.

        Any disruption to our services, information systems or communications networks or those of third parties could result in the inability of our customers to receive our services for an indeterminate period of time. Our operations depend upon our ability to maintain and protect our computer systems at data centers located in Ashburn, Virginia and Redwood City, California, and our network operations center in Fremont, California. The facilities in California are in or near earthquake fault zones. Our services may not function properly if our systems fail, or if there is an interruption in the supply of power, or if there is an earthquake, fire, flood or other natural disaster, or an act of war or terrorism. Within each of our data centers, we have fully redundant systems; however, in the event of a system or network failure, the process of shifting access to customer data from one data center to the other would be performed manually, and could result in a further disruption to our services. Any disruption to our services could cause us to lose customers or revenue, or face litigation, customer service or repair work that would involve substantial costs and could distract management from operating our business.

We may establish alliances or acquire technologies or companies in the future, which could result in the dilution of our stockholders and disruption of our business, which could reduce our revenues or increase our costs.

        We are continually evaluating business alliances and external investments in technologies related to our business. Acquisitions of companies, divisions of companies, businesses or products and strategic alliances entail numerous risks, any of which could materially harm our business in several ways, including:

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  diversion of management's attention from our core business objectives and other business concerns;

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  failure to integrate efficiently businesses or technologies acquired in the future with our pre-existing business or technologies;

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  potential loss of key employees from either our pre-existing business or the acquired business;

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  dilution of our existing stockholders as a result of issuing equity securities; and

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  assumption of liabilities of the acquired company.

        Some or all of these problems may result from current or future alliances, acquisitions or investments. Furthermore, we may not realize any value from these alliances, acquisitions or investments.

Our success and ability to compete depends upon our ability to secure and protect patents, trademarks and other proprietary rights.

        Our success depends on our ability to protect our proprietary rights to the technologies used to implement and operate our services in the United States and in foreign countries. In the event that a third party breaches the confidentiality provisions or other obligations in one or more of our agreements or misappropriates or infringes our intellectual property rights or the intellectual property rights licensed to us by third parties, our business could be seriously harmed. To protect our proprietary rights, we rely on a combination of trade secrets, confidentiality and other contractual provisions and agreements, and patent, copyright and trademark laws, which afford us only limited protection. Third parties may independently discover or invent competing technologies or reverse engineer our trade secrets, software or other technology. Furthermore, laws in some foreign countries may not protect our proprietary rights to the same extent as the laws of the United States. Therefore, the measures we take to protect our proprietary rights may not be adequate.

Claims that we infringe third-party proprietary rights could result in significant expenses or restrictions on our ability to provide our solutions.

        Third parties may claim that our current or future solutions infringe their proprietary rights or assert other claims against us. As the number of entrants into our market increases, the possibility of an intellectual property or other claim against us grows. Any intellectual property or other claim, with or without merit, would be time-consuming and expensive to litigate or settle and could divert management attention from focusing on our core business. As a result of such a dispute, we may have to pay damages, incur substantial legal fees, develop costly non-infringing technology, if possible, or enter into license agreements, which may not be available on terms acceptable to us, if at all. Any of these results would increase our expenses and could decrease the functionality of our solutions, which would make our solutions less attractive to our current or potential customers. We have agreed in some of our agreements, and may agree in the future, to indemnify other parties for any expenses or liabilities resulting from claimed infringements of the proprietary rights of third parties.

If our customers do not have access to sufficient capacity on reliable wireless networks, we may be unable to deliver our services, our customer satisfaction could decline and our revenues could decrease.

        Our ability to grow and maintain profitability depends on the ability of wireless carriers to provide sufficient network capacity, reliability and security to our MRM customers. Even where wireless carriers provide coverage to entire metropolitan areas, there are occasional lapses in coverage, for example due to tunnels blocking the transmission of data to and from wireless modems used with our solutions. These effects could make our services less reliable and less useful, and customer satisfaction could suffer.

We depend on Global Positioning System technology owned and controlled by others. If we do not have continued access to GPS technology or satellites, we will be unable to deliver our solutions and revenues will decrease.

        Our MRM solutions rely on signals from Global Positioning System satellites built and maintained by the U.S. Department of Defense. GPS satellites and their ground support systems are subject to electronic and mechanical failures and sabotage. If one or more satellites malfunction, there could be a substantial delay before they are repaired or replaced, if at all, and our products and services may cease to function and customer satisfaction would suffer.

        In addition, the U.S. government could decide not to continue to operate and maintain GPS satellites over a long period of time or to charge for the use of the Global Positioning System. Furthermore, because of ever-increasing commercial applications of the Global Positioning System and international political unrest, U.S. government agencies may become increasingly involved in the administration or the regulation of the use of GPS signals in the future. If factors such as the foregoing affect the Global Positioning System, for example by affecting the availability, quality, accuracy or pricing of GPS technology, our business will suffer.

Defects or errors in our solutions could result in the cancellation of or delays in the implementation of our solutions, which would damage our reputation and harm our financial condition.

        We must develop our MRM solutions quickly to keep pace with the rapidly changing MRM market. Solutions that address this market are likely to contain undetected errors or defects, especially when first introduced or when new versions are introduced. We may be forced to delay commercial release of new solutions or updated versions of existing solutions until such errors or defects are corrected, and in some cases, we may need to implement enhancements to correct errors that were not detected until after deployment of our solutions. Even after testing and release, our solutions may not be free from errors or defects, which could result in the cancellation or disruption of our services or dissatisfaction of customers. Such customer dissatisfaction would damage our reputation and result in lost revenues, diverted development resources, and increased service and warranty costs.

The reporting of inaccurate location-relevant information could cause the loss of customers and expose us to legal liability.

        The accurate reporting of location-relevant information is critical to our MRM customers' businesses. If we fail to accurately report location-relevant information, we could lose customers, our reputation and ability to attract new customers could be harmed, and we could be exposed to legal liability. We may not have insurance adequate to cover losses we may incur as a result of these inaccuracies.

From time to time, we are or may be subject to litigation that could result in significant costs to us.

        From time to time, we are or may be subject to litigation in the ordinary course of business relating to any number or type of claims, including claims for damages related to errors and malfunctions of our products and services or their deployment. A securities, product liability or other claim could seriously harm our business because of the costs of defending the lawsuit, diversion of employees' time and attention, and potential damage to our reputation. Some of our agreements with customers, suppliers and other third parties contain provisions designed to limit exposure to potential claims. Limitation of liability provisions contained in our agreements may not be enforceable under the laws of some jurisdictions. As a result, we could be required to pay substantial amounts of damages in settlement or upon the determination of any of these types of claims. Although we carry general liability and directors and officers insurance, our insurance may not cover potential claims or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed.

Government regulations and standards could subject us to increased regulation, increase our costs of operations or reduce our opportunities to earn revenue.

        In addition to regulations applicable to businesses in general, we may also be subject to direct regulation by U.S. governmental agencies, including the Federal Communications Commission, Department of Defense, Department of Commerce or the State Department. These regulations may impose licensing requirements, privacy safeguards relating to certain subscriber information, or safety standards, for example with respect to human exposure to electromagnetic radiation and signal leakage. A number of legislative and regulatory proposals under consideration by federal, state, provincial, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of the Internet, wireless communications and GPS technology, including on-line content, user privacy, taxation, access charges and liability for third-party activities. Additionally, it is uncertain how existing laws governing issues such as taxation on the use of wireless networks, intellectual property, libel, user privacy and property ownership will be applied to our solutions. The adoption of new laws or the application of existing laws may expose us to significant liabilities and additional operational requirements, which could decrease the demand for our solutions and increase our cost of doing business. Wireless communications providers who supply us with airtime are subject to regulation by the Federal Communications Commission, and regulations that affect them could also increase our costs or limit the provision of our solutions.

Fluctuations in the value of foreign currencies could result in decreased revenues, increased product costs and operating expenses.

        We have customers, suppliers and manufacturers that are located outside the United States. Some transactions relating to supply and development agreements may be conducted in currencies other than the U.S. dollar, such as the Sterling pound and the Euro, and fluctuations in the value of foreign currencies relative to the U.S. dollar could cause us to incur currency exchange costs. In addition, some of our transactions denominated in U.S. dollars may be subject to currency exchange rate risk. We cannot predict the effect of exchange rate fluctuations on our future operating results. Should there be a sustained increase in average exchange rates for the local currencies in these countries, our suppliers and manufacturers may request a price increase at the end of the contract period.

Geopolitical, economic and military conditions, including terrorist attacks and other acts of war, may materially and adversely affect the markets on which our common stock trades, the markets in which we operate, our operations and our profitability.

        Terrorist attacks and other acts of war, and any response to them, may lead to armed hostilities and such developments would likely cause instability in financial markets. Armed hostilities and terrorism may directly impact our facilities, personnel and operations which are located in the United States, Europe and India, as well as those of our customers. Furthermore, severe terrorist attacks or acts of war may result in temporary halts of commercial activity in the affected regions, and may result in reduced demand for our solutions. These developments could have a material adverse effect on our business and the trading price of our common stock.

As of June 30, 2005, a limited number of stockholders own approximately 40% of our stock and may act, or prevent certain types of corporate actions, to the detriment of other stockholders.

        Our directors, officers and greater than 5% stockholders own, as of June 30, 2005, approximately 40% of our outstanding common stock. Accordingly, these stockholders may, if they act together, exercise significant influence over all matters requiring stockholder approval, including the election of a majority of the directors and the determination of significant corporate actions. This concentration could also have the effect of delaying or preventing a change in control that could otherwise be beneficial to our stockholders.

Our certificate of incorporation and bylaws and state law contain provisions that could discourage a takeover.

        We have adopted a certificate of incorporation and bylaws, which in addition to state law, may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable. These provisions include the following:

  •
  establishing a classified board in which only a portion of the total board members will be elected at each annual meeting;

  •
  authorizing the board to issue preferred stock;

  •
  prohibiting cumulative voting in the election of directors;

  •
  limiting the persons who may call special meetings of stockholders;

  •
  prohibiting stockholder action by written consent; and

  •
  establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

        We have adopted a certificate of incorporation that permits our board to issue shares of preferred stock without stockholder approval, which means that our board could issue shares with special voting rights or other provisions that could deter a takeover. In addition to delaying or preventing an acquisition, the issuance of a substantial number of shares of preferred stock could adversely affect the price of our common stock and dilute existing stockholders.

ABOUT THIS PROSPECTUS

        This prospectus constitutes part of the registration statement on Form S-3 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, utilizing a "shelf" registration or continuous offering process. It omits some of the information contained in the registration statement and reference is made to the registration statement for further information with respect to us and the securities offered by the selling stockholders. Any statement contained in the prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the Securities and Exchange Commission is not necessarily complete, and in each instance, reference is made to the copy of the document filed.

        You should rely only on information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. These securities will not be sold in any jurisdiction where such sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus or earlier dates as specified herein. Our business, financial condition, results of operations and prospects may have changed since those dates.

        This prospectus provides you with a general description of the common stock that will be sold pursuant to this prospectus. The registration statement filed with the Securities and Exchange Commission includes exhibits that provide more details about the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the Securities and Exchange Commission, together with the additional information described under "Where You Can Find More Information."

        This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include, among other things, those listed under "Risk factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," "our future success depends," "seek to continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

USE OF PROCEEDS

        All net proceeds from the sale of the shares of our common stock covered by this prospectus will go to the selling stockholders who offer and sell their shares. We will not receive any proceeds from the sale of these shares by the selling stockholders.

SELLING STOCKHOLDERS

        All of the common stock registered for sale pursuant to this prospectus are owned by the selling stockholders. All of the shares offered hereby were acquired by the selling stockholders in connection with our acquisition of Vidus and pursuant to an Acquisition Agreement dated December 15, 2004 among us, Vidus and NV Partners III-BT LP (the "Acquisition Agreement"). Martin Knestrick, one of the selling securityholders, is an executive officer of @Road. No other selling stockholder has a material relationship with us, except that certain selling stockholders are non-officer employees of @Road or Vidus.

        The following table sets forth certain information known to us with respect to beneficial ownership of @Road common stock as of August 1, 2005, by each selling stockholder. Information about the selling stockholders may change over time. Any changed information given to us by the selling stockholders will be set forth in prospectus supplements if and when necessary. The following table assumes that the selling stockholders sell all of the Shares. @Road is unable to determine the exact number of Shares that actually will be sold. We do not know how long the selling stockholders will hold the shares before selling them and we currently have no agreements, arrangements or understandings with any of the selling stockholders regarding the sale of any of the shares.

			Shares Beneficially Owned After the Offering(1)
Selling Stockholders	Shares Beneficially Owned Prior to the Offering	Shares Offered by This Prospectus
			Shares	Percent
NV Partners III-BT LP	5,373,965(2)	5,372,836	1,129	*
Pol Sweeney	17,210	17,210	0	*
Martin Knestrick	47,061(3)	16,247	30,814	*
Kenneth Colby	12,242	12,242	0	*
Mark Horne	10,695	10,695	0	*
Ernesto Giorgio Regianni	8,161	8,161	0	*
Stuart Potchinsky	7,804	7,804	0	*
Simon Joles	5,398	5,398	0	*
Christian Parrino	6,635(4)	1,774	4,861	*
Stuart Kelley	847	847	0	*
Chris Green	873(5)	370	503	*
Sarah Thompson	623(6)	264	359	*

*
represents less than 1%

(1)
Based upon 60,740,400 shares of @Road common stock outstanding as of the close of business on August 1, 2005.
(2)
Includes 1,129 shares held by Stephen Socolof directly. NVPG LLC is the general partner of NVP III-BT LP. Andrew Garman, Stephen Socolof and Thomas Uhlman are the managing members of NVPG LLC, and share voting and dispositive power with respect to the shares held by such entity. Each managing member disclaims beneficial ownership of these shares except to the extent of his pecuniary interest.
(3)
Includes options to purchase 30,814 shares of @Road common stock that are exercisable within 60 days of August 1, 2005.
(4)
Includes options to purchase 4,861 shares of @Road common stock that are exercisable within 60 days of August 1, 2005.
(5)
Includes options to purchase 503 shares of @Road common stock that are exercisable within 60 days of August 1, 2005.
(6)
Includes options to purchase 359 shares of @Road common stock that are exercisable within 60 days of August 1, 2005.

PLAN OF DISTRIBUTION

        Shares of common stock covered hereby may be offered and sold from time to time by the selling stockholders. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders (i) may sell the Shares being offered hereby (A) on The Nasdaq National Market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price; or (B) in private sales at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale; (ii) subject to applicable law and the @Road insider trading policy, may enter into derivative or other hedging transactions with financial institutions, which financial institutions may in turn engage in sales of common stock to hedge their position, deliver this prospectus in connection with some or all of those sales and use the Shares being offered hereby to close out any short position created in connection with those sales; (iii) subject to applicable law and the @Road insider trading policy, may short sell Shares being offered hereby using this prospectus and delivering common stock covered by this prospectus to close out such short positions, or loan or pledge common stock to financial institutions that in turn may sell such Shares; and (iv) subject to applicable law and the @Road insider trading policy, may pledge or grant a security interest in some or all of the Shares being offered hereby to support a derivative or hedging position or other obligation and, if the selling stockholder defaults in the performance of its obligations, the pledgees or secured parties may offer and sell the Shares from time to time pursuant to this prospectus. The selling stockholders and any underwriter, dealer or agent who participate in the distribution of such shares may be deemed to be "underwriters" under the Securities Act, and any discount, commission or concession received by such persons might be deemed to be an underwriting discount or commission under the Securities Act. We have agreed to indemnify the selling stockholders against certain liabilities arising under the Securities Act and the selling stockholders have agreed to indemnify us against certain liabilities arising under the Securities Act.

        Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders (and, if acting as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the selling stockholders. Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or by a combination of such methods of sale or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

        We have advised the selling stockholders that the anti-manipulation rules under the Exchange Act may apply to sales of Shares in the market and to the activities of the selling stockholders and their affiliates. The selling stockholders have advised us that during such time as the selling stockholders may be engaged in the attempt to sell shares registered hereunder, they will:

  •
  not engage in any stabilization activity in connection with any of our securities;

  •
  not bid for or purchase any of our securities or any rights to acquire our securities, or attempt to induce any person to purchase any of our securities or rights to acquire our securities other than as permitted under the Exchange Act;

  •
  not effect any sale or distribution of the Shares until after the prospectus has been appropriately amended or supplemented, if required, to set forth the terms thereof; and

  •
  effect all sales of Shares in broker's transactions through broker-dealers acting as agents, in transactions directly with market makers, or in privately negotiated transaction where no broker or other third party (other than the purchaser) is involved.

        The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal. To the extent required, this prospectus may be amended from time to time to describe a specific plan of distribution.

        In order to comply with the securities laws of certain states, if applicable, our common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the common stock may not be sold unless such shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and the sale of such shares complies with such exemption or qualification requirements.

        We have agreed to use our commercially reasonably efforts to maintain the effectiveness of this registration statement with respect to the shares of common stock offered hereunder by the selling stockholders until February 18, 2006. No sales may be made pursuant to this prospectus after such date unless we amend or supplement this prospectus to indicate that we have agreed to extend such period of effectiveness. There can be no assurance that the selling stockholders will sell all or any of the shares of common stock offered hereunder.

LEGAL MATTERS

        Certain legal matters with respect to the offering of the common stock offered hereby will be passed on for us by Heller Ehrman LLP. As of the date of this prospectus, certain attorneys of Heller Ehrman LLP own an aggregate of approximately 2,500 shares of our common stock.

EXPERTS

        The financial statements, the related financial statement schedule and management's report on the effectiveness of internal control over financial reporting incorporated into this prospectus by reference from the @Road, Inc. Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The financial statements of Vidus Limited at December 31, 2004 and 2003 and for the periods then ended, appearing in the Current Report on Form 8-K/A of @Road, Inc. dated May 2, 2005 and incorporated by reference in this prospectus and registration statement have been audited by Grant Thornton UK LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference, and have been so incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the Securities and Exchange Commission. We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the Securities and Exchange Commission at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, NW, Washington, D.C. 20549. You can obtain copies from the public reference room of the Securities and Exchange Commission at 450 Fifth Street, NW, Washington, D.C. 20549 upon payment of certain fees. You can call the Securities and Exchange Commission at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the Securities and Exchange Commission, which may be accessed through the Securities and Exchange Commission's World Wide Web site at http://www.sec.gov. Most of our Securities and Exchange Commission filings are also available to you free of charge at our web site at www.road.com.

        Our common stock is quoted on The Nasdaq National Market. Reports, proxy and information statements and other information concerning @Road, Inc. may be inspected at The Nasdaq Stock Market at 1735 K Street, NW, Washington, D.C. 20006.

        The Securities and Exchange Commission allows us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the Securities and Exchange Commission subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the earlier of the date that the selling stockholders have sold all the Shares or February 18, 2006.

        The following documents filed with the Securities and Exchange Commission are incorporated by reference in this prospectus:

1.
Our Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission on March 15, 2005.

2.
Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed with the Securities Exchange Commission on May 10, 2005, as amended by Amendment #1 to Form 10-Q/A for the quarter ended March 31, 2005, filed with the Securities Exchange Commission on August 18, 2005.

3.
Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed with the Securities and Exchange Commission on August 9, 2005.

4.
Our Current Reports on Form 8-K, filed with the Securities and Exchange Commission on January 18, 2005, February 22, 2005 (but only as to the information reported under Items 1.01, 2.01, 5.03 and 9.01 of such Current Reports), May 2, 2005, May 5, 2005, June 22, 2005, July 28, 2005 and August 23, 2005.

5.
The description of our common stock set forth in our Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on September 12, 2000.

        You may request, and we will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including any exhibits to such documents, by writing us at the following address: Investor Relations, @Road, Inc., 47071 Bayside Parkway, Fremont, California 94538, or by telephoning us at (510) 668-1638.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The Registrant will bear no expenses in connection with any sale or other distribution by the selling stockholders of the shares being registered other than the expenses of preparation and distribution of this Registration Statement and the prospectus included in this Registration Statement. Such expenses are set forth in the following table. All of the amounts shown except the SEC registration fee are estimates.

SEC registration fee	$2,000
Legal fees and expenses	$406,000
Accounting fees and expenses	$20,000
Transfer Agent and Registrant fees	$60,000

Total	$488,000

Item 15. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Articles Twelve and Thirteen of the Registrant's certificate of incorporation and Article VI of the Registrant's bylaws provide for indemnification of the Registrant's directors, officers, employees and other agents to the maximum extent permitted by Delaware law, as it may be amended from time to time. In addition, the Registrant has entered into indemnification agreements with its officers and directors to provide the maximum protection permitted by Delaware law as it may be amended from time to time. The Registrant also maintains directors' and officers' liability insurance.

        Pursuant to the Acquisition Agreement, each selling stockholder will indemnify the Registrant and each of its directors and officers who have signed this registration statement from any loss, claim, damage or liability that arises out of or is based upon the reliance upon the information furnished by such selling stockholder for use in the registration statement or for such selling stockholder's failure to comply with the prospectus delivery and other requirements under the Securities Act.

Item 16. Exhibits.

        Exhibits.

5.1	*	Opinion of Heller Ehrman LLP.
23.1	*	Consent of Heller Ehrman LLP (included in Exhibit 5.1).
23.2		Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
23.3		Consent of Grant Thornton UK LLP, Independent Registered Public Accounting Firm.
24.1	*	Power of Attorney.

*
Previously filed.

Item 17. Undertakings.

        The undersigned Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

  (4)
  That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on this 14th day of September, 2005.

@ROAD, INC.
By:	/s/ KRISH PANU Krish Panu Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this Amendment to this Registration Statement has been signed by the following persons in the capacities indicated on this 14th day of September, 2005.

Name	Title

/s/ KRISH PANU Krish Panu	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)
/s/ MICHAEL MARTINI Michael Martini	Chief Financial Officer (Principal Financial Officer; Principal Accounting Officer)
* Kris Chellam	Director
* Charles E. Levine	Director
* T. Peter Thomas	Director
* James Davis	Director
*By:	/s/ KRISH PANU Krish Panu, Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number		Description
5.1	*	Opinion of Heller Ehrman LLP.
23.1	*	Consent of Heller Ehrman LLP (included in Exhibit 5.1).
23.2		Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
23.3		Consent of Grant Thornton UK LLP, Independent Registered Public Accounting Firm.
24.1	*	Power of Attorney.

*
Previously filed.

QuickLinks

TABLE OF CONTENTS
RISK FACTORS
ABOUT THIS PROSPECTUS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
INDEX TO EXHIBITS